[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -

                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256


     ROFIN-SINAR REPORTS RESULTS FOR THIRD QUARTER FISCAL YEAR 2012

         - Board of Directors authorizes share buyback program -

Plymouth, MI / Hamburg, Germany -- August 2, 2012 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2012.


FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

                     Three months ended            Nine months ended
                    6/30/12   6/30/11    % Change   6/30/12  6/30/11  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $131,657  $154,911   -  15 %   $392,661  $428,249  -   8 %
Net income          $  8,356  $ 15,248   -  45 %   $ 24,466  $ 42,817  -  43 %
Earnings per share
  "Diluted" basis   $   0.29  $   0.52   -  44 %   $   0.85  $   1.47  -  42 %

The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.8 million and 29.2 million for each of the fiscal quarters and for the nine month periods ended June 30, 2012 and 2011, respectively.

"The quarterly results reflect the current global industrial economic environment for conventional laser technologies. The industrial material processing business continues to be influenced by the European debt crisis and the slower pace of GDP growth, mainly in China. The encouraging statements that we received from the Chinese machine tool industry in the spring time did not translate into substantially improved orders during the quarter. The automotive and semiconductor industries performed very well, while we experienced a lower level of activities in the solar industry. Despite the economic pressures, we are satisfied with our overall quarterly financial results, which were in line with our expectations," commented Gunther Braun, CEO and President of RSTI. "The global markets continue to be challenging and the currency translation into US dollars will put further pressure on order entry and sales figures in the coming quarters as the US dollar strengthens. However, we believe that our solid backlog, combined with ongoing sales activities and focused efforts in the Asian markets will help us to deliver reasonable fourth quarter results".


(page)
FINANCIAL REVIEW

- Third Quarter -

Net sales totaled $131.7 million for the third quarter ended June 30, 2012, a 15% decrease over the comparable quarter of fiscal year 2011. Gross profit totaled $49.3 million, or 37% of net sales, compared to $60.7 million, or 39% of net sales, in the same period of fiscal year 2011. RSTI net income amounted to $8.4 million, or 6% of net sales, compared to $15.2 million, or 10% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.29 for the quarter based upon 28.8 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.52 based upon 29.2 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $25.3 million represented 19% of net sales and decreased by $3.4 million compared to last fiscal year's third quarter. Net R&D expenses increased by $2.0 million to $11.5 million (9% of net sales), compared to $9.5 million (6% of net sales) in the third quarter of fiscal year 2011.

Sales of laser products for macro applications decreased by 16% to $53.0 million and accounted for 40% of total sales. Sales of lasers for marking and micro applications decreased by 19% to $61.9 million and represented 47% of total sales. Sales of components increased by 11% to $16.8 million and represented 13% of total sales.

On a geographical basis, revenues in North America increased by 18%, totaling $32.0 million, whereas net sales decreased by 20% in Europe to $56.7 million, and by 24% in Asia to $43.0 million.


- Nine Months -

For the nine months ended June 30, 2012, net sales totaled $392.7 million, a decrease of $35.6 million, or 8%, over the comparable period in 2011. The fluctuation of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $10.0 million for the nine month period. Gross profit for the period was $145.1 million, $26.7 million lower than in the same period in 2011. RSTI net income for the nine month period ended June 30, 2012, totaled $24.5 million. The diluted per share calculation equaled $0.85 for the nine month period based upon 28.8 million weighted-average common shares outstanding.

Net sales of lasers for macro applications decreased by $19.9 million, or 12%, to $150.2 million, while net sales of lasers for marking and micro applications decreased by $18.4 million, or 9%, to $196.9 million. Sales of components of $45.6 million increased by $2.7 million, or 6%, versus the comparable period in fiscal year 2011.

On a geographical basis, net sales in North America in the first nine months increased by 10% and totaled $87.0 million (2011: $78.8 million). In Europe, net sales decreased by 12% to $175.9 million (2011: $199.1 million) and in Asia, net sales decreased by 14% to $129.8 million (2011: $150.3 million).








(page)

- Backlog -

Order entry for the quarter decreased by 17% to $135.3 million compared to the third quarter of fiscal year 2011 and resulted in a backlog of $157.0 million as of June 30, 2012, mainly for laser products. As of June 30, 2012, ROFIN-SINAR had a book-to-bill ratio of 1.03 for the third quarter.


- Other Developments - Share Buyback -

The Board of Directors yesterday authorized the Company to initiate a share buyback of up to $20.0 million of the Company's Common Stock over the next twelve months ending August 10, 2013, subject to market conditions. The shares may be repurchased from time to time in open market transactions or privately negotiated transactions at the Company's discretion.


- Outlook -

For the fourth quarter ending September 30, 2012, the Company expects revenues to be in the range of $125 million to $130 million and earnings per share to be in the range of $0.25 to $0.28. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.


With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 42,000 laser units installed worldwide and serves more than 4,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, August
2, 2012. This call is also being broadcast live over the internet in listen-only mode. The record will be available on the Company's home page for approximately 90 days. For a live webcast, please go to http:/www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Bryan Degnan at King Worldwide in New York at +1-212-889-4350 or Miles Chapman at King Worldwide in London +44(0) 207 614 2900).





                              (Tables to follow)







(page)
                       ROFIN-SINAR TECHNOLOGIES INC.
                    CONSOLIDATED STATEMENTS OF EARNINGS

                   (in thousands, except per share data)

                                    Three months            Nine months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/12      6/30/11     6/30/12     6/30/11
                               ----------  ----------  ----------  ----------
-Macro                         $  52,959   $  63,078   $ 150,224   $ 170,094
-Marking/Micro                    61,914      76,780     196,836     215,279
-Components                       16,784      15,053      45,601      42,876
                               ----------  ----------  ----------  ----------
Net sales                        131,657     154,911     392,661     428,249
Cost of goods sold                82,312      94,243     247,533     256,444
                               ----------  ----------  ----------  ----------
    Gross profit                  49,345      60,668     145,128     171,805
Selling, general, and
    administrative expenses       25,303      28,731      76,405      80,399
Intangibles amortization             525         669       1,662       1,956
Research and development expenses 11,477       9,499      32,102      27,628
                               ----------  ----------  ----------  ----------
    Income from operations        12,040      21,769      34,959      61,822

Other income (expense)             1,134         424       2,703         640
                               ----------  ----------  ----------  ----------
    Income before income tax      13,174      22,193      37,662      62,462

Income tax expense                 4,574       6,669      12,610      19,051
                               ----------  ----------  ----------  ----------
    Net Income                     8,600      15,524      25,052      43,411
                               ----------  ----------  ----------  ----------
Net income attributable to
      non-controlling interest       244         276         586         594
                               ----------  ----------  ----------  ----------
Net income attributable to
      RSTI                      $  8,356    $ 15,248    $ 24,466    $ 42,817
                               ==========  ==========  ==========  ==========
Net income attributable to RSTI per share
  "diluted" basis *             $   0.29    $   0.52    $   0.85    $   1.47
  "basic" basis **              $   0.29    $   0.54    $   0.86    $   1.51


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.8 million and 29.2 million for each of the fiscal quarters and the nine month periods ended June 30, 2012 and 2011, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.5 million and 28.4 million for both fiscal and for the nine month periods ending June 30, 2012 and 2011, respectively.







(page)
                     ROFIN-SINAR TECHNOLOGIES INC.
                      CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)
                                                     6/30/12       9/30/11
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $  96,985      $ 130,376
  Trade accounts receivable, net                      95,383        119,391
  Inventories net                                    204,641        188,847
  Other current assets                                28,698         28,655
                                                   -----------    ----------
    Total current assets                             425,707        467,269
                                                   -----------    ----------
  Net property and equipment                          74,521         65,554
  Other non-current assets                           130,795        121,123
                                                   -----------    ----------
    Total non-current assets                         205,316        186,677
                                                   -----------    ----------
    Total assets                                   $ 631,023      $ 653,946
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  10,244      $   8,121
  Accounts payable, trade                             26,588         27,082
  Other current liabilities                           72,746         98,738
                                                   -----------     ---------
    Total current liabilities                        109,578        133,941
  Long-term debt                                       6,199         14,742
  Other non-current liabilities                       26,301         26,646
                                                   -----------     ---------
    Total liabilities                                142,078        175,329
                                                   -----------     ---------
    Net stockholders' equity                         488,945        478,617
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 631,023      $ 653,946
                                                   ===========    ==========
The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "The global markets continue to be challenging and the currency translation into US dollars will put further pressure on order entry and sales figures in the coming quarters as the US dollar strengthens. However, we believe that our solid backlog, combined with ongoing sales activities and focused efforts in the Asian markets will help us to deliver reasonable fourth quarter results" or "For the fourth quarter ending September 30, 2012, the Company expects revenues to be in the range of $125 million to $130 million and earnings per share to be in the range of $0.25 to $0.28" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, fiber, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.